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EXHIBIT 10.2

                            CONTRACTUAL AMENDMENT 1.0
                            -------------------------

This Contractual Amendment is made the 10th DAY of MAY in the year 2004, and changes the Agreement between Pacific Ethanol, Inc. (Owner) and W.M. Lyles Co. (Design-Builder) for services in connection with the PROJECT (Pacific Ethanol Plant - Construction; Ethanol Production at the Madera Sites)

By the authorized signatures below, the Owner and Design-Builder agree to amend the agreement previously dated on the 7th day of July in the year 2003 without invalidating any Articles of the Agreement or the terms or conditions thereof.

By all rights and requirements, Article 2.0, Paragraph 23 shall read as follows:

ARTICLE 2 -- GENERAL PROVISIONS

2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral. The Owner and the Design-Builder agree to look solely to each other with respect to the performance of the Agreement. The Agreement and each and every provision is for the exclusive benefit of the Owner and the Design-Builder and not for the benefit of any third party or any third party beneficiary, except to the extent expressly provided in the Agreement.

By all rights and requirements, Article 12.0, Paragraphs 12.1.2 and 12.3 shall read as follows:

ARTICLE 12 SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER'S RIGHT TO PERFORM DESIGN-BUILDER'S RESPONSIBILITIES

12.1.2 Adjustments caused by suspension, delay or interruption shall be made for increases in compensation for Design Phase Services, the Design-Builder's Fee and/or the Date of substantial completion and/or the Date of Final Completion. No adjustment shall be made if the Design-Builder is or otherwise would have. been responsible for the suspension, delay or interruption of the Work, or if another provision of this agreement is applied to render an, equitable adjustment.

12.3 TERMINATION BY OWNER If the Owner terminates this Agreement, the Owner shall pay the Design-Builder for all costs associated with the Work. per Article
7.0. In addition, the Design-Builder shall be paid an amount as set forth below:

         .1 if the Owner terminates this Agreement, the Owner shall pay the Design-Builder for all Services as set forth above and a premium of five million dollars, ($5,000,000.00).




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         .2 The Owner shall also pay to the Design-Builder fair compensation, either by purchase or rental at the election of the Owner, for all equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Des a Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 12, the Design-Builder shall cooperate with the Owner by taking all steps necessary to accomplish the Legal assignment of the Design-Builder's tights and benefits to the Owner, including the execution and delivery of required papers.


                                     - END -


        THIS CONTRACTUAL AMENDMENT IS ENTERED INTO AS OF THE DATE INDICATED ABOVE BY THE AUTHORIZED INDIVIDUALS FOR THE COMPANIES LISTED BELOW




OWNER:
PACIFIC ETHANOL, INC.


BY: /S/ Ryan W. Turner
   -----------------------------

PRINT NAME: Ryan W. Turner, COO
          ----------------------

ATTEST: Jeffrey H. Manternach
       -------------------------


DESIGN-BUILDER:
W.M. LYLES CO.



BY: /S/ Todd R. Sheller
   -----------------------------

PRINT NAME: Todd R. Sheller, Vice President
          ----------------------------------

ATTEST: Deborah M. Bartz
       -------------------------
        Deborah M. Bartz